United States
                   SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                              FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.





  Commission File Number:   333-03574


                First Union Residential Securitization Transactions, Inc.


                 Mortgage Pass-Through Certificates
                 Series      1998-B         Trust


 (Exact name of registrant as specified in its charter)

  c/o Norwest Bank Minnesota, N.A.

  11000 Broken Land Parkway
  Columbia, Maryland  21044

  (410) 884-2000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)






          1A-1




          1A-10


          1A-11

          1A-12

          1A-2


          1A-3

          1A-4

          1A-5


          1A-6

          1A-7

          1A-8


          1A-9

          1A-PO

          1A-WIO


          1B-1

          1B-2

          1B-3


          1B-4

          1B5

          1M


          2A

          2B-1

          2B-2


          2B-3

          2B-4

          2B-5


          2M

          AR

      (Title of each class of securities covered by this Form)



                        None

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d)remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:






    Rule 12g-4(a)(1)(i)   / /

    Rule 12g-4(a)(1)(ii)  / /

    Rule 12g-4(a)(2)(i)   / /

    Rule 12g-4(a)(2)(ii)  / /


    Rule 15d-6            /X/

    Rule 12h-3(b)(1)(i)   /X/

    Rule 12h-3(b)(1)(ii)  / /

    Rule 12h-3(b)(2)(i)   / /

    Rule 12h-3(b)(2)(ii)  / /

Approximate number of holders of record as of the certification or notice date:



                                        44


    Pursuant to the requirements of the Securities Exchange Act of 1934,


             First Union Residential Securitization Transactions, Inc.

             Mortgage Pass-Through Certificates
             Series       1998-A              Trust

has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

 Date:                             1/22/1999

 By: /S/         Sherri J. Sharps, Vice President







 Instruction: This form is required by Rules 12g-4,12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934.The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed.It may be signed by an officer of the registrant, by counsel or by any other duly authorized person.The name and title of the person signing the form shall be typed or printed under the signature.